SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                   FORM S-3
                            REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                         DUKE-WEEKS REALTY CORPORATION
             (Exact name of registrant as specified in its charter)

          Indiana                                35-1740409
(State or other jurisdiction                   (I.R.S. Employer
 of incorporation or organization)            Identification No.)

                      8888 Keystone Crossing, Suite 1200
                         Indianapolis, Indiana 46240
                               (317) 808-6000
               (Address, including zip code, and telephone number, including area code, of principal executive offices)

                              Dennis D. Oklak
                      8888 Keystone Crossing, Suite 1200
                         Indianapolis, Indiana 46240
                               (317) 808-6000
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  COPY TO:
                             Alan W. Becker, Esq.
                            Bose McKinney & Evans LLP
                  135 North Pennsylvania Street, Suite 2700
                        Indianapolis, Indiana 46204
                                (317) 684-5000

  Approximate date of commencement of proposed sale to public:
From time to time after the effective date of this Registration
Statement.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans,
please check the following box.   /    /
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans,
check the following box.   / X /
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  /   /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                    CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------
                                 Proposed        Proposed
Title of Each        Amount      Maximum         Maximum         Amount of
Class of Securities  to be       Offering Price  Aggregate       Registration
to be Registered     Registered  Per Share (1)   Offering Price  Fee
-------------------  ----------  --------------  --------------  ------------
Common Stock, $.01    483,000      $23.40625      $11,305,219       $2,985
 par value (2)(3)
   Total              483,000                                       $2,985
-----------------------------------------------------------------------------
(1) Estimated using June 15, 2000 data solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
(2) Represents the number of shares of common stock issuable upon exercise of certain common share warrants.
(3) Pursuant to Rule 416, the Registration Statement also covers an indeterminate number of additional shares of common stock issuable pursuant to the anti-dilution provisions of the common share warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
----------

                 483,000 SHARES OF COMMON STOCK
                 ------------------------------

  The selling shareholders identified in this prospectus may offer and sell up to 483,000 shares of our common stock issuable upon exercise of certain outstanding common share warrants. The registration of these shares of our common stock does not necessarily mean that any of these shares will be sold by the selling shareholders. We will not receive any cash proceeds from any sale of our common stock by the selling shareholders.

  Our common stock is listed on the New York Stock Exchange under the symbol DRE. On June 15, 2000 the closing price of one share of our common stock as reported on the New York Stock Exchange was
$23.50.
                  -----------------------------

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE
SECURITIES OR DETERMINED IF  THIS PROSPECTUS IS TRUTHFUL OR
COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
OFFENSE.
                  -----------------------------

        The date of this prospectus is            , 2000.
                                      -----------

     IF IT IS AGAINST THE LAW IN ANY STATE OR OTHER JURISDICTION TO MAKE AN OFFER TO SELL OUR COMMON STOCK (OR TO SOLICIT AN OFFER FROM SOMEONE TO BUY OUR COMMON STOCK), THEN THIS PROSPECTUS DOES NOT APPLY TO ANY PERSON IN THAT STATE, AND THIS PROSPECTUS MAKES NO OFFER OR SOLICITATION TO ANY SUCH PERSON.

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT. NEITHER WE NOR ANY OF THE SELLING SHAREHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THESE DOCUMENTS.
                        -----------------
                        TABLE OF CONTENTS


                                                    PAGE
          The Company                                 3
          Use of Proceeds                             3
          Restrictions on Ownership of Shares         3
          Federal Income Tax Considerations           4
          Selling Shareholders                       15
          Plan of Distribution                       16
          Legal Opinions                             17
          Experts                                    17
          Where You Can Find More Information        18

                   FORWARD-LOOKING STATEMENTS

  This prospectus and any prospectus supplement includes and incorporates by reference forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

     - Our anticipated future acquisition and development strategies;
     - Tax risks, including our continued qualification as a real estate investment trust;
     - The limited geographic diversification of our real estate portfolio; and
     - General real estate investment risks, including local market conditions and rental rates, competition for tenants, tenant defaults, possible environmental liabilities and financing risks.

  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement and discussed in or incorporated by reference in the accompanying prospectus may not occur.

  THE FOLLOWING INFORMATION MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT, AS WELL AS THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. UNLESS INDICATED OTHERWISE, THE INFORMATION CONTAINED IN THIS PROSPECTUS IS PRESENTED AS OF MARCH 31, 2000. ALL REFERENCES TO "WE" OR "DUKE" IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS MEAN DUKE-WEEKS REALTY CORPORATION AND ALL ENTITIES OWNED OR CONTROLLED BY DUKE-WEEKS REALTY CORPORATION, EXCEPT WHERE IT IS MADE CLEAR THAT THE TERM MEANS ONLY THE PARENT COMPANY.

                           THE COMPANY

  We are a self-administered and self-managed real estate investment trust (a "REIT") that began operations through a related entity in 1972. As of March 31, 2000, we:

     - Owned 933 industrial, office and retail properties
     (including properties under development), consisting of over 102 million square feet located in 13 states; and

     - Owned or controlled approximately 3,900 acres of land with an estimated future development potential of approximately
     60 million square feet of industrial, office and retail properties.

We provide the following services for our properties and for certain properties owned by third parties:

     - leasing
     - management
     - construction
     - development
     - other tenant-related services

  We directly or indirectly hold all of our interests in our properties and land and we conduct all of our operations through Duke-Weeks Realty Limited Partnership (the "Operating Partnership"). Holders of units in the Operating Partnership (other than us) may exchange them for our common stock on a one for one basis. When units are exchanged for common stock, our percentage interest in the Operating Partnership increases. We control the Operating Partnership as its sole general partner and own, as of March 31, 2000, approximately 87% of the Operating Partnership's units.

  We are an Indiana corporation that was originally incorporated in the State of Delaware in 1985, and reincorporated in the State of Indiana in 1992. Our executive offices are located at 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana 46240, and our telephone number is (317) 808-6000.

                         USE OF PROCEEDS

  We will not receive any proceeds from the sale of the common stock offered by the selling shareholders.

               RESTRICTIONS ON OWNERSHIP OF SHARES

  For us to qualify as a REIT for federal income tax purposes, no more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the law to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year. In addition, our common stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because we expect to continue to qualify as a REIT, our Articles of Incorporation contain a restriction intended to ensure compliance with these requirements which:

     - authorizes, but does not require, our board of directors to refuse to give effect to a transfer of common stock which, in its opinion, might jeopardize our status as a REIT;

     - voids any acquisition of shares which would result in our disqualification as a REIT;

     - gives our board of directors the authority to take any actions it thinks are advisable to enforce the provision, which might include, but are not limited to, refusing to give effect to, or seeking to enjoin, a transfer which might jeopardize our status as a REIT; and

     - requires any shareholder to provide us with any information regarding his or her direct and indirect ownership of common stock that we reasonably require.


                FEDERAL INCOME TAX CONSIDERATIONS

   The following is a summary of material federal income tax considerations relevant to us and to an investor in shares of our common stock. You should be aware of the following about this summary:

     - It  is based upon current law.

     - It does not cover all possible tax considerations.

     - It does not include a detailed description of any state, local, or foreign tax considerations.

     - It does not describe all of the aspects of Federal income taxation that may be relevant to you in light of your particular circumstances.

     - It does not describe all of the aspects of Federal income taxation that may be relevant to certain types of shareholders (including insurance companies, tax exempt entities, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

Holders of units intending to exchange their units for shares of common stock should consult with their own tax advisors with respect to Federal, state, local and other tax laws applicable to their specific situations. As used in this section, the terms "we" and "Duke" refer solely to Duke-Weeks Realty Corporation.

   YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE AND LOCAL TAX CONSEQUENCES TO YOU OF THE ACQUISITION, OWNERSHIP AND SALE OF COMMON STOCK IN DUKE AND OUR ELECTION TO BE TAXED AS A REIT, INCLUDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF DUKE

    GENERAL. Duke expects to continue to be taxed as a REIT for federal income tax purposes. Duke's management believes that Duke was organized and has operated in a manner that meets the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), and that Duke intends to continue to operate in such a manner. We cannot assure you, however, that Duke will continue to operate in a manner that will allow it to remain qualified as a REIT.

  In the opinion of Bose McKinney & Evans LLP, which has acted as our counsel, if the assumptions and representations referred to below are true, Duke's proposed methods of operation and the proposed methods of operation of the Operating Partnership and Duke Realty Services Limited Partnership (the "Services Partnership") since and including 1994 have permitted and will permit Duke to continue to qualify to be taxed as a REIT for all years since and including 1994 and for Duke's current and subsequent taxable years. This opinion is:

     - based on an assumption that Duke was organized in conformity with and has satisfied the requirements for qualification and taxation as a REIT under the Code for each of its taxable years from and including the first year for which it made the election to be taxed as a REIT through 1993;

     -   based   upon   certain  assumptions  relating   to   the
     organization and operation of Duke Services, Inc. ("DSI"), the Operating Partnership and the Services Partnership;

     - conditioned upon certain representations made by Duke's personnel and affiliates as to certain factual matters relating to Duke's past operations and its intended manner of future operation and the intended manner of future operation of the Operating Partnership and the Services Partnership; and

     - based upon Duke's receipt of a letter ruling from the IRS dated September 30, 1994, which concluded that the Operating Partnership's and Duke's distributive shares of the gross income of the Services Partnership will be in proportion to the respective percentage shares of the capital interests of the partners of the Services Partnership.

Bose McKinney & Evans LLP is not aware of any facts or circumstances which are inconsistent with these assumptions and representations. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS, and we cannot be sure that the IRS will not challenge Duke's status as a REIT for Federal income tax purposes. Duke's qualification and taxation as a REIT has depended and will depend upon, among other things, its ability to meet on a continuing basis, through ownership of assets, actual annual operating results, receipt of qualifying real estate income, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Bose McKinney & Evans LLP will not review compliance with these tests on a periodic or continuing basis. Accordingly, neither Bose McKinney & Evans LLP nor we can assure you that Duke will continue to satisfy these tests. See "Taxation of Duke - Failure to Qualify."

   The following is a general summary of the Code sections which govern the federal income tax treatment of a REIT and its shareholders. These sections of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations, and administrative and judicial interpretations as currently in effect.

   So long as Duke qualifies for taxation as a REIT and distributes at least 95% of its REIT taxable income (computed without regard to net capital gains or the dividends paid deduction) for its taxable year to its shareholders, Duke will generally not be subject to federal income tax with respect to income which it distributes to its shareholders. However, Duke may be subject to federal income tax under certain circumstances, including taxes at regular corporate rates on any undistributed REIT taxable income, the "alternative minimum tax" on its items of tax preference, and taxes imposed on income and gain generated by certain extraordinary transactions.

   REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association:

     (1)  which is managed by one or more trustees or directors;

     (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

     (3) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;

     (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

     (5)  which has the calendar year as its taxable year;

     (6) the beneficial ownership of which is held by 100 or more persons;

     (7) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and

     (8) which meets certain income and assets tests, described below.

We believe Duke currently satisfies all requirements.

   INCOME TESTS. In order to qualify as a REIT, there are two gross income tests that must be satisfied annually. For purposes of these tests, Duke is deemed to be entitled to a share of the gross income attributable to its proportionate interest in any partnerships in which it holds an interest. The tests are:

  - First, at least 75% of Duke's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property (including "rents from real property," gain from the sale of real property and, in certain circumstances, interest) or from qualified types of temporary investments.

  - Second, at least 95% of Duke's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test or from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

   Rents Duke receives will qualify as "rents from real property" in satisfying the gross income tests for a REIT described above only if several conditions (related to the relationship of the tenant to Duke, the method of determining the rent payable and nature of the property leased) are met. Duke does not anticipate receiving rents in excess of a minimal amount that fail to meet these conditions. Finally, for rents received to qualify as
"rents from real property," Duke generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" that is adequately compensated and from whom Duke derives no income. However, Duke may perform services "usually or customarily rendered" in connection with the rental of space for occupancy only and not otherwise considered "rendered to the occupant" ("Permissible Services").

  Duke provides certain management, development, construction and other tenant related services with respect to our properties through the Operating Partnership, which is not an independent contractor. Our management believes that the material services provided to tenants by the Operating Partnership are Permissible Services. To the extent services to tenants do not constitute Permissible Services, such services are performed by independent contractors.

   Under the Taxpayer Relief Act of 1997 (the "1997 Act"), in determining whether a REIT satisfies the income tests, a REIT's rental income from a property will not cease to qualify as "rents from real property" merely because the REIT performs services for a tenant other than permitted customary services if the amount that the REIT is deemed to have received as a result of performing impermissible services does not exceed one percent of all amounts received directly or indirectly by the REIT with respect to such property. The amount that a REIT will be deemed to have received for performing impermissible services is at least 150% of the direct cost to the REIT of providing those services.

   Duke derives a portion of its income from the Operating Partnership's interest as a limited partner in the Services Partnership and its ownership of DSI, which is a general partner of the Services Partnership. The Services Partnership receives fees for real estate services with respect to properties that are not owned directly by the Operating Partnership and fees in consideration for the performance of management and administrative services with respect to properties that are not entirely owned by the Operating Partnership. All or a portion of such fees will not qualify as "rents from real property" for purposes of the 75% or 95% gross income tests. Pursuant to Treasury Regulations, a partner's capital interest in a partnership determines its proportionate interest in the partnership's gross income from partnership assets for purposes of the 75% and 95% gross income tests. For this purpose, the capital interest of a partner is determined by dividing its capital account by the sum of all partners' capital accounts.

  The partnership agreement of the Services Partnership provides, however, for varying allocations of income which differ from capital interests, subject to certain limitations on the aggregate amount of gross income which may be allocated to the Operating Partnership and DSI. Duke has obtained a letter ruling from the IRS that allocations according to capital interests are proper for applying the 75% and 95% gross income tests. Thus, for purposes of these gross income tests, the Services Partnership allocates its gross income to the Operating Partnership and DSI based on their capital interests in the Services Partnership. Although certain of the fees allocated from the Services Partnership do not qualify under the 75% or 95% gross income tests as "rents from real property," we believe that the aggregate amount of such fees (and any other non-qualifying income) allocated to Duke in any taxable year has not and will not cause Duke to exceed the limits on non-qualifying income under the 75% or 95% gross income tests described above.

   If Duke fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Duke may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances Duke would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a tax would be imposed on certain excess net income.

   ASSET TESTS. In order for Duke to maintain its qualification as a REIT, at the close of each quarter of its taxable year, it must also satisfy three tests relating to the nature of its assets. These tests are:

     - First, at least 75% of the value of its total assets must be represented by "real estate assets," cash, cash items, and government securities.

     - Second, not more than 25% of its total assets may be represented by securities other than those in the 75% assets class.

     - Third, of the assets held in securities other than those in the 75% assets class, the value of any one issuer's securities Duke owns may not exceed 5% of the value of its total assets, and it may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary as defined in the Code or another REIT).

   Duke is deemed to directly hold its proportionate share of all real estate and other assets of the Operating
                            -    7 -
Partnership as well as its proportionate share of all assets deemed owned by the Operating Partnership and DSI through their ownership of partnership interests in the Services Partnership and other partnerships. As a result, Duke's management believes that more than 75% of its assets are real estate assets. In addition, Duke's management does not expect it to hold:

     - any securities representing more than 10% of any one issuer's voting securities other than DSI, which is a qualified REIT subsidiary; nor

     - securities of any one issuer exceeding 5% of the value of Duke's gross assets (determined in accordance with generally accepted accounting principles).

   ANNUAL DISTRIBUTION REQUIREMENTS. In order to qualify as a REIT, Duke generally must distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to:

      -   the sum of:

          - 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain); and

          - 95% of the net income (after tax), if any, from foreclosure property;

      -   minus the sum of certain items of non-cash income.

To the extent that Duke does not distribute all of its net capital gain or distribute at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, Duke will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, Duke will be subject to regular capital gains and ordinary corporate tax rates on undistributed income and also may be subject to a 4% excise tax on undistributed income in certain events if it should fail to distribute during each calendar year at least the sum of:

     - 85% of its REIT ordinary income for such year;

     - 95% of its REIT net capital gain income for such year; and

     - any undistributed taxable income from prior periods.

   Under the 1997 Act, certain non-cash income, including income from cancellation of indebtedness and original issue discount, will be excluded from income in determining the amount of dividends that a REIT is required to distribute. In addition, a REIT may elect to retain and pay income tax on any net long-term capital gains and require its shareholders to include such undistributed net capital gains in their income. If a REIT made such an election, the REIT's shareholders would receive a tax credit attributable to their share of capital gains tax paid by the REIT on the undistributed net capital gain that was included in the shareholders' income, and such shareholders would receive an increase in the basis of their shares in the amount of undistributed net capital gain included in their income reduced by the amount of the credit.

   Duke believes that it has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes Duke, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit Duke to meet these distribution requirements. It is possible, however, that from time to time Duke may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due primarily to the expenditure of cash for nondeductible expenses such as principal amortization or capital expenditures. In such event, Duke may borrow or may cause the Operating Partnership to arrange for short term or
                              - 8 -
other borrowing to permit the payment of required dividends or pay dividends in the form of taxable stock dividends. If the amount of nondeductible expenses exceeds non-cash deductions, the Operating Partnership may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

  FAILURE TO QUALIFY. If Duke fails to qualify for taxation as a REIT in any taxable year, it will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Duke fails to qualify will not be required to be made and, if made, will not be deductible by Duke. Unless entitled to relief under specific statutory provisions, Duke also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Duke would be entitled to such statutory relief. The 1997 Act contains a number of technical provisions that reduce the risk that a REIT will inadvertently fail to qualify as a REIT.

TAX ASPECTS OF  DUKE'S INVESTMENTS IN PARTNERSHIPS

   EFFECT OF TAX STATUS OF OPERATING PARTNERSHIP AND SERVICES PARTNERSHIP AND OTHER PARTNERSHIPS ON REIT QUALIFICATION. All of Duke's investments are through DSI and the Operating Partnership, which in turn hold interests in other partnerships, including the Services Partnership. We believe that the Operating Partnership, and each other partnership in which it holds an interest, are properly treated as partnerships for tax purposes (and not as an association taxable as a corporation). If, however, the Operating Partnership were treated as an association taxable as a corporation, Duke would cease to qualify as a REIT.

   TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the properties it currently owns) to the Operating Partnership. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as "Book Tax Difference"). The partnership agreement of the Operating Partnership requires allocations of income, gain, loss and deduction with respect to a contributed property be made in a manner consistent with the special rules of Section 704(c) of the Code and the associated regulations, which will tend to eliminate the Book Tax Differences with respect to the contributed properties over the life of the Operating Partnership. However, because of certain technical limitations, the special allocation rules of Section 704(c) may not always entirely eliminate the Book Tax Differences on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the Operating Partnership could cause the following effects:

     - Duke could be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to it if all of the Operating Partnership's properties were to have a tax basis equal to their fair market value at the time of contribution.

     - Duke could possibly be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic or book income allocated to it as a result of such sale.

These principles also apply in determining Duke's earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Operating Partnership purchased its interests in its properties at their agreed values.
                              - 9 -

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

   As long as Duke qualifies as a REIT, dividend distributions made to its taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. In addition, any dividend Duke declares in October, November or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by Duke and received by the shareholder on December 31 of such year, provided that Duke actually pays the dividend during January of the following calendar year.

  Distributions in excess of current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted basis of the holder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a holder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the holder. Shareholders may not include in their individual income tax returns any of Duke's net operating losses or capital losses.

  In general, a domestic shareholder will realize capital gain or loss on the disposition of common stock equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition and (2) the shareholder's adjusted basis of such common stock. Under the 1997 Act, as revised by the recently-enacted IRS Restructuring Act, for gains realized after December 31, 1997, and subject to certain exceptions:

     - the maximum rate of tax on net capital gains of individuals, trusts and estates from the sale or exchange of assets held for more than 12 months has been reduced to 20%;

     -   the  maximum  rate  of  tax  on  net  capital  gains  of
     individuals, trusts and estates from the sale or exchange of
     assets   is  reduced  to  18%  for  assets  acquired   after
     December 31, 2000 and held for more than five years;

     - for taxpayers who would be subject to a maximum tax rate of 15%, the rate on net capital gains is reduced to 10%;

     -  for taxpayers who would be subject to a maximum tax  rate
     of   15%,  effective  for  taxable  years  commencing  after
     December 31, 2000, the rate is reduced to 8% for assets held for more than five years;

     - the maximum rate for net capital gains attributable to the sale  of  depreciable real property held for  more  than  12
     months   is  25%  to  the  extent  of  the  deductions   for
     depreciation with respect to such property; and

     - long-term capital gain Duke allocates to a shareholder will be subject to the 25% rate to the extent that the gain does not exceed depreciation on real property the Operating
     Partnership sells.

The taxation of capital gains of corporations was not changed by the 1997 Act or the IRS Restructuring Act. Loss upon a sale or exchange of common stock by a shareholder who has held such common stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from Duke required to be treated by such shareholder as long-term capital gain.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

   Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not
                             - 10 -
constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts Duke distributes to exempt organizations generally should not constitute UBTI. However, if an exempt organization finances its acquisitions of the common shares with debt, a portion of its income from Duke will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9),
(17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from Duke as UBTI.

   In addition, in certain circumstances, a pension trust that owns more than 10% of Duke's shares is required to treat a percentage of the dividends from Duke as UBTI (the "UBTI Percentage"). The UBTI Percentage is Duke's gross income derived from an unrelated trade or business (determined as if Duke were a pension trust) divided by Duke's gross income for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of Duke's stock only if:

     -  the UBTI Percentage is at least 5%;

     - Duke qualifies as a REIT by reason of the modification of the "five or fewer" stock ownership requirement that allows the beneficiaries of the pension trust to be treated as holding Duke shares in proportion to their actuarial interests in the pension trust; and

     - either:

          - one pension trust owns more than 25% of the value of Duke's shares; or

          - a group of pension trusts individually holding more than 10% of the value of Duke's shares collectively owns more than 50% of the value of Duke's shares.

TAX RELIEF EXTENSION ACT OF 1999

   The  Tax  Relief  Extension Act of 1999, signed  into  law  by
President   Clinton  on  December  17,  1999,  contains   several
provisions modifying current law as it applies to REITs.

   First, under prior law, a REIT could own more than 10% of the outstanding voting securities of a single issuer. Under the act, a REIT also generally cannot own more than 10% of the total value of securities of a single issuer. In addition, no more than 20% of the value of a REIT's assets can be represented by securities of the taxable REIT subsidiaries permitted under the act. However, for purposes of the new ten-percent-value test, securities are generally defined to exclude certain safe-harbor debt owned by a REIT if the issuer is an individual or if the REIT owns no other securities of the issuer; where a REIT owns securities of a partnership, safe-harbor debt is excluded from the definition of securities only if the REIT owns at least 20% or more of the profits interest in the partnership.

   Second, a broad exception to the limitations on ownership of securities of a single issuer applies in the case of a "taxable REIT subsidiary" that meets certain requirements. To qualify as a taxable REIT subsidiary, both the REIT and the subsidiary corporation must join in an election. In addition, any corporation (other than a REIT or a qualified REIT subsidiary that does properly elect with the REIT to be a taxable REIT subsidiary) of which a taxable REIT subsidiary owns, directly or indirectly, more than 35% of the vote or value is automatically treated as a taxable REIT subsidiary. Securities of taxable REIT subsidiaries cannot exceed 20% of the total value of a REIT's assets. A taxable REIT subsidiary can engage in certain business activities that under prior law could disqualify because the taxable REIT subsidiary's activities and relationship with the REIT could have prevented certain income from qualifying as rents from real property. Under the act, the subsidiary can provide services to tenants of REIT property (even if such services were not considered services customarily furnished in connection with the rental of real
                             - 11 -
property), and can manage or operate properties, generally for third parties, without causing amounts received or accrued directly or indirectly by the REIT for such activities to fail to be treated as rents from real property. However, rents paid to a REIT generally are not qualified rents if the REIT owns more than 10% of the value (as well as of the vote) of a corporation paying the rents. The exceptions are for rents that are paid by taxable rent subsidiaries and that also meet a limited rental exception (when 90% of space is leased to third parties at comparable rents) and an exception for rents from certain lodging facilities (operated by an independent contractor). Furthermore, interest paid by a taxable REIT subsidiary to the related REIT is subject to certain rules by which the taxable REIT subsidiary cannot deduct interest in any year that would exceed 50% of the subsidiary's adjusted gross income. In addition, if any amount of interest, rent or other deductions of the taxable REIT subsidiary for amounts paid to the REIT is determined to be other than at arms-length, an excise tax of 100% is imposed on the portion that was excessive. Certain safe harbors are provided for certain rental payments.

   Third, the act modifies the REIT distribution requirements to conform to the rules for regulated investment companies; thus, a REIT is required to distribute only 90%, rather than 95%, of its income.

   Fourth, as to the definition of "independent contractor", if any class of stock of the REIT or the person being tested as an independent contractor is regularly traded on an established securities market, only persons who directly or for indirectly own 5% or more of such class of stock shall be counted in determining whether the 35% ownership limitations have been exceeded.

   Fifth, the act modifies the present law rule that permits certain rents from personal property to be treated as real estate rental income if such personal property does not exceed 15% of the aggregate of real and personal property. The act replaces the prior law comparison of the adjusted bases of properties with a comparison based on fair market values.

   The effective date of the Act is two taxable years beginning after December 31, 2000. As to provisions related to permitted ownership of securities of an issuer, special transition rules apply. Thus, the new rules forbidding a REIT to own more than 10% of the value of securities of a single issuer do not apply to a REIT with respect to securities held directly or indirectly by such REIT on July 12, 1999, or acquired pursuant to the terms of a written binding contract in effect on that date and at all times thereafter until the acquisition. Similarly, securities received in a tax-free exchange or reorganizations with respect to or in exchange for such grandfathered securities would also be grandfathered. The grandfathering of such securities ceases to apply if the REIT acquires additional securities of that issuer after that date, other than pursuant to a binding contract in effect on that date and at all times thereafter or in a reorganization with another corporation, the securities of which are grandfathered.

   The transition rule applicable to securities also ceases to apply to securities of a corporation as of the first day after July 12, 1999, on which such corporation engages in a substantial new line of business, or acquires any substantial asset, other than pursuant to a binding contract in effect on such date and at all times thereafter or in a reorganization or transaction in which gain or loss is not recognized by reason of Section 1031 or 1033 of the Internal Revenue Code. If a corporation makes an election to become a taxable REIT subsidiary, effective before January 1, 2004, and at a time when the REIT's ownership is grandfathered under these rules, the election is treated as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code.

   Finally, the new 10% of value limitation for purposes of defining qualified rents is effective for taxable years beginning after December 21, 2000. However, there is an exception for rents paid under a lease or pursuant to a binding contract in effect on July 12, 1999, and at all times thereafter.
                             - 12 -

BACKUP WITHHOLDING

   Duke will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder:

     - is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

     - provides a taxpayer identification number, certifies as to no  loss of exemption from backup withholding, and otherwise
     complies   with  applicable  requirements  of   the   backup
     withholding rules.

A shareholder that does not provide Duke with his or her correct taxpayer identification number may also be subject to penalties imposed by the IRS. A shareholder can credit any amount paid as backup withholding against the shareholder's income tax liability. In addition, Duke may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to Duke.

    The Treasury Department has issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding requirements but unify current certification procedures and forms, and clarify and modify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

TAXATION OF NON-U.S. SHAREHOLDERS

  The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex, and this is only a limited summary of those rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws on an investment in our securities, including any reporting requirements.

   Distributions that are not attributable to gain from the Operating Partnership's sales or exchanges of U.S. real property interests and not designated by Duke as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of Duke's current or accumulated earnings and profits. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of Duke's current and accumulated earnings and profits will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder's common stock, but rather will reduce the adjusted basis of that common stock. To the extent that such distributions exceed the adjusted tax basis of a non-U.S. shareholder's common stock, the non-U.S. shareholder will have tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his or her common stock as described below (in which case the shareholder may also be required to pay a 30% branch profits tax if the shareholder is a foreign corporation). As a result of a legislative change made by the Small Business Job Protection Act of 1996, Duke is required to withhold 10% of any distribution in excess of its current accumulated earnings and profits. Consequently, although Duke intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%. However, the non-U.S. shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of Duke's current or accumulated earnings and profits, and the amount withheld exceeds the non-U.S. shareholder's United States tax liability, if any, with respect to the distribution.

   For any year in which Duke qualifies as a REIT, distributions that are attributable to gain from the Operating
                             - 13 -

Partnership's sales or exchanges of U.S. real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to domestic shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty relief or exemption. Duke is required to withhold 35% of any distribution that it designates or could designate as a capital gain dividend. The amount withheld is creditable against the non-U.S. shareholder's FIRPTA tax liability.

  Gain recognized by a non-U.S. shareholder upon a sale of common stock generally will not be taxed under FIRPTA if Duke is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. Duke believes that it is a "domestically controlled REIT," and, therefore, that the sale of common stock will not be subject to taxation under FIRPTA. If the gain on the sale of common stock were to be subject to tax under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as domestic shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the common stock would be required to withhold and pay to the IRS 10% of the purchase price.

STATE AND LOCAL TAXES

   We or our shareholders or both may be subject to state, local or other taxation in various state, local or other jurisdictions, including those in which we or they transact business or reside. The tax treatment in such jurisdictions may differ from the Federal income tax consequences discussed above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws on an investment in our shares.
                             - 14 -

                      SELLING SHAREHOLDERS

   As described previously, the selling shareholders are persons who have or will receive shares of our common stock as a result of exercise of our common share warrants, together with donees and pledgees. Each common share warrant initially entitles its holder to purchase 1.38 shares of our common stock at the exercise price of $23.73 per share. The exercise price and the number of shares of common stock issuable upon the exercise of each common share warrant are subject to adjustment in certain events involving our common stock. Each of the common share warrants may be exercised at any time during the period commencing on August 24, 1999 and ending on February 24, 2008. To the extent that any common share warrant remains outstanding after such time, it will automatically terminate.

    The following table provides the names of the selling shareholders and the maximum number of shares of common stock each selling shareholder will offer with this prospectus. The selling shareholders may sell all, some or none of their common stock received upon exercise of common share warrants, so no estimate can be made of the total number of such shares or common stock that are to be offered by this prospectus, or the total number of shares of common stock that will be owned by each selling shareholder upon completion of the offering to which this prospectus relates.

                                 MAXIMUM NUMBER
                                OF COMMON SHARES
 NAME(1)                            OFFERED
-----------------               ----------------
Armando Codina                       96,600
Henry Befeler                        69,000
Ford Gibson                          55,200
Henry Klein                          27,600
Jose Hevia                           27,600
Rafael Rodon                         41,400
William Wasey                        27,600
Codina Group, Inc.                  138,000
                                    -------
TOTAL                               483,000
                                    =======
----------------
(1) Selling shareholders that are entities may distribute shares of common stock received by them upon exercise of common share warrants to their equity owners prior to sale under this prospectus. The selling shareholders may also include persons who are donees or pledgees of the listed selling shareholders. Any such persons will be identified by a supplement to this prospectus if they intend to sell more than 500 shares of common stock.
                             - 15 -

                      PLAN OF DISTRIBUTION

  This prospectus relates to the offer and sale from time to time of shares of common stock issued upon exercise of our common share warrants by persons who have received or will receive such securities without registration. We have registered these shares of common stock for sale to provide the selling shareholders with freely tradeable securities, but registration of such securities does not necessarily mean that all or any of such securities will be offered or sold by the selling shareholders. We have not and will not receive any proceeds from the offering by the selling shareholders, but we will receive the exercise price upon exercise of the common share warrants.

   Our common stock is listed on the New York Stock Exchange.

   As used in this prospectus, "selling shareholders" includes donees and pledgees selling shares of common stock received from a named selling shareholder after the date of this prospectus.

  We will pay all costs, expenses and fees in connection with the registration of the common share warrants and common stock offered by this prospectus. We expect these expenses to be approximately $17,000. These expenses are estimated to include registration fees of $2,985, printing and reproduction costs of $100, accounting and legal fees of $10,000, New York Stock Exchange listing fees of $3,500 and miscellaneous expenses of $415. The selling shareholders will pay brokerage commissions and similar selling expenses, if any, for the sale of the common stock.

   Selling shareholders may sell securities from time to time in one or more types of transactions (which may include block transactions) on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the securities, through short sales of securities, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with any proposed sale of securities by the selling shareholders.

   The  selling  shareholders  may sell  securities  directly  to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

   The selling shareholders and any broker-dealers that act in connection with the sale of common stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

  Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act.

   We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market. Regulation M prohibits, with certain exceptions, any selling broker-dealer or agent and any "affiliated purchasers" from bidding for or purchasing any security which is the subject of a distribution until his participation in that distribution is completed. In addition, Regulation M under the Exchange Act prohibits certain "stabilizing bids" or "stabilizing purchases" for the purpose of pegging, fixing or stabilizing the price of common stock in connection with an offering.
                             - 16 -

   Selling shareholders also may resell all or a portion of their securities in open market transactions in reliance upon Rule  144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.

   If we are notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of securities under this prospectus through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the following:

     - the name of each such selling shareholder and of the participating broker-dealer(s);

     - the number and type of securities involved;

     - the price at which such securities were sold;

     - the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

     -   that   such   broker-dealer(s)  did  not   conduct   any
     investigation  to  verify  the  information   set   out   or
     incorporated by reference in this prospectus; and

     - other facts material to the transaction.

In addition, if we are notified by a selling shareholder that a donee or pledgee intends to sell more than 500 common share warrants or shares of common stock, a supplement to this prospectus will be filed.

   The  selling  shareholders may agree to indemnify  any  agent,
dealer   or   broker-dealer  that  participates  in  transactions
involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act.


                         LEGAL OPINIONS

   The legality of the securities offered by this prospectus is being passed upon for us by Bose McKinney & Evans LLP, Indianapolis, Indiana. The description of Federal income tax matters contained in this prospectus entitled "Federal Income Tax Considerations" is also based on the opinion of Bose McKinney & Evans LLP. Darell E. Zink, Jr., one of our officers and directors, was a partner in Bose McKinney & Evans through 1982, and was of counsel to that firm until December, 1990.

                             EXPERTS

  The consolidated financial statements and related schedule of Duke-Weeks Realty Corporation as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, incorporated herein by reference, have been incorporated herein in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  With respect to the unaudited interim financial information for the periods ended March 31, 2000 and 1999, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with their professional standards for a review of such information. However, their separate report included in our quarterly report on Form 10-Q of the quarter ended March 31, 2000, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of
                             - 17 -
the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of such Act.

  The consolidated financial statements and schedule of Weeks Corporation and its subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

               WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the following SEC public reference rooms:

450 Fifth Street, N.W.   7 World Trade Center      500 West Madison Street
Room 1024                Suite 1300                Suite 1400
Washington, D.C. 20549   New York, New York 10048  Chicago, Illinois 60661

Our SEC filings can also be read at the following address:

  New York Stock Exchange
  20 Broad Street
  New York, New York 10005

Our SEC filings are also available to the public from the SEC's
Web Site at http://www.sec.gov.

  This prospectus is part of a registration statement we filed with the SEC. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all the selling shareholders sell all of the securities to which this prospectus relates or the offering is otherwise terminated. We also specifically incorporate by reference any such filings made after the date of the initial registration statement and prior to effectiveness of the registration statement.

     1. Our Annual Report on Form 10-K (file no. 1-9044) for the year ended December 31, 1999.

     2. Our Quarterly Report on Form 10-Q (file no. 1-9044) for the quarter ended March 31, 2000.

     3. The description of our common stock contained in our registration statement on Form 8-A (file no. 1-9044) as amended.

     4. Weeks Corporation's Annual Report on Form 10-K (file no. 1-13254) for the year ended December 31, 1998.

     5. Weeks Corporation's Quarterly Report on Form 10-Q (file no. 1-13254) for the quarter ended March 31, 1999.

  You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
                             - 18 -

       Investor Relations
       Duke-Weeks Realty Corporation
       8888 Keystone Crossing, Suite 1200
       Indianapolis, Indiana 46240

       Telephone: (317) 808-6000

                                PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

              Registration Fee                $ 2,985
              Printing and Reproduction           100
              NYSE Listing Fee                  3,500
              Professional Fees and Expenses   10,000
              Miscellaneous                       415
                                               ------
              Total                           $17,000
                                               ======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Duke-Weeks Realty Corporation is an Indiana corporation. Duke's officers and directors are and will be indemnified under Indiana law, the Second Amended and Restated Articles of Incorporation of Duke, and the partnership agreements of the Operating Partnership and Duke Realty Services Limited Partnership against certain liabilities. Chapter 37 of The Indiana Business Corporation Law (the "IBCL") requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. Duke's Second Amended and Restated Articles of Incorporation do not contain any provision prohibiting such indemnification.

    The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if
(i) the individual's conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual's official capacity with the corporation that the conduct was in the corporation's best interests and (B) in all other cases that the individual's conduct was at least not opposed to the corporation's best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual's conduct was lawful or (B) had no reasonable cause to believe the individual's conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.
                              II-1

    Duke's Second Amended and Restated Articles of Incorporation provide for certain additional limitations of liability and indemnification. Section 13.01 of the Second Amended and Restated Articles of Incorporation provides that a director shall not be personally liable to Duke or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for voting for or assenting to an unlawful distribution, or (4) for any transaction from which the director derived an improper personal benefit. Section 13.02 of the Second Amended and Restated Articles of Incorporation generally provides that any director or officer of Duke or any person who is serving at the request of Duke as a director, officer, employee or agent of another entity shall be indemnified and held harmless by Duke to the fullest extent authorized by the IBCL against all expense, liability and loss (including attorneys' fees, judgments, fines, certain employee benefits excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection with a civil, criminal, administrative or investigative action, suit or proceeding to which such person is a party by reason of the person's service with or at the request of Duke. Section 13.02 of the Second Amended and Restated Articles of Incorporation also provides such persons with certain rights to be paid by Duke the expenses incurred in defending any such proceeding in advance of the final disposition and the right to enforce indemnification claims against Duke by bringing suit against Duke.

    Duke's Second Amended and Restated Articles of Incorporation authorize it to maintain insurance to protect itself and any of its directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust or other enterprise against expense, liability or loss, whether or not Duke would have the power to indemnify such person against such expense, liability or loss under the IBCL. Duke currently maintains officer and director liability insurance.

    Each of the partnership agreements for the Operating Partnership and Duke Realty Services Limited Partnership also provides for indemnification of Duke and its officers and directors to substantially the same extent provided to officers and directors of Duke in its Second Amended and Restated Articles of Incorporation, and limits the liability of Duke and its officers and directors to the Operating Partnership and its partners and to Duke Realty Services Limited Partnership and its partners, respectively, to substantially the same extent limited under Duke's Second Amended and Restated Articles of Incorporation.

                       ITEM 16.  EXHIBITS.

    The following exhibits are filed with this Registration
Statement:

    3.1 Second Amended and Restated Articles of Incorporation of Duke-Weeks Realty Corporation, incorporated by reference from Exhibit 3.1 to the Current Report of Duke-Weeks Realty Corporation on Form 8-K filed July 15, 1999.

    3.2    Second Amended and Restated Bylaws of Duke-Weeks
           Realty Corporation, incorporated by reference from
           Exhibit 3.2 to the Current Report of Duke-Weeks Realty
           Corporation on Form 8-K filed July 15, 1999.

      5    Opinion and consent of Bose McKinney & Evans
           LLP regarding legality of the securities being registered.

      8    Opinion and consent of Bose McKinney & Evans
           LLP regarding tax matters.

     15    Letter re unaudited interim financial
           information.

   23.1    Consent of KPMG LLP.

   23.2    Consent of Arthur Andersen LLP.

     24    Powers of Attorney.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in
Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby further undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i)    To include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of 17 C.F.R.) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 (Section
239.13 of 17 C.F.R.), Form S-8 (Section 239.16b of 17 C.F.R.) or
Form F-3 (Section 239.33 of 17 C.F.R.), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the

Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Indianapolis, Indiana, on the 16th day of June, 2000.

                                  DUKE-WEEKS REALTY CORPORATION

                                  By:  /s/ Dennis D. Oklak
                                       -------------------------
                                       Dennis D. Oklak
                                       Executive Vice President and
                                       Chief Administrative Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of the 12th day of June, 2000.

    SIGNATURE                         TITLE

     Thomas L. Hefner*     Director Chief Executive Officer
-----------------------    and Chairman of the Board
     Thomas L. Hefner      (Principal Executive Officer)


    Darell E. Zink, Jr.*   Executive Vice President and Chief
------------------------   Financial Officer and a Director
    Darell E. Zink, Jr.    (Principal Accounting Officer)


 /s/ Dennis D. Oklak       Executive Vice President, Chief
----------------------     Administrative Officer and Treasurer
    Dennis D. Oklak

    Barrington H. Branch*  Director
------------------------
    Barrington H. Branch


    Geoffrey Button*       Director
------------------------
    Geoffrey Button


    William Cavanaugh III* Director
-------------------------
    William Cavanaugh III

    Ngaire E. Cuneo        Director
------------------------
    Ngaire E. Cuneo


    Charles R. Eitel       Director
------------------------
    Charles R. Eitel


    Howard L. Feinsand*    Director
------------------------
    Howard L. Feinsand


    L. Ben Lytle*          Director
------------------------
    L. Ben Lytle


    William O. McCoy*      Director
------------------------
    William O. McCoy


    John W. Nelley, Jr.*   Director
------------------------
    John W. Nelley, Jr.


    James E. Rogers*       Director
------------------------
    James E. Rogers


    Thomas D. Senkbeil*    Director
------------------------
    Thomas D. Senkbeil


    Jay J. Strauss*        Director
------------------------
    Jay J. Strauss

    A. Ray Weeks, Jr.*     Director
-----------------------
    A. Ray Weeks, Jr.


*By:  /s/ Dennis D. Oklak
--------------------------
   Dennis D. Oklak
   Attorney-in-fact